QuickLinks -- Click here to rapidly navigate through this document

        *Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

        EXHIBIT 10.22

MICROLIFE—HEALTHETECH
INTERNATIONAL DISTRIBUTION AGREEMENT

        This International Distribution Agreement ("Agreement") is made and entered into as of this 19th day of March, 2002 ("Effective Date"), by and between HEALTHETECH INC., a Delaware corporation having its principal place of business at 523 Park Point Drive, Third Floor, Golden, Colorado 80401 USA ("HealtheTech"), and MICROLIFE CORPORATION ("Distributor"), a Taiwanese corporation having its registered office at 9F, 431, RuiGang Road, NeiHu, Taipei 114, Taiwan, R.O.C.

RECITALS

        WHEREAS, HealtheTech is a personal health monitoring company that develops, manufactures, and markets various devices, software, and services for consumer health, fitness, and nutrition.

        WHEREAS, Distributor is the world's leader in blood pressure monitoring and thermometer monitoring technology.

        WHEREAS, HealtheTech wishes to appoint Distributor as an authorized exclusive distributor of certain HealtheTech products in the Territories, and Distributor wishes to accept this appointment, subject to the terms and conditions of this Agreement.

        ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    DEFINITIONS.

          1.1  "Affiliate" means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where "control" means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

          1.2  "End User" means a person, company, or other legal entity that purchases a Product for its own internal purposes and not for distribution to, or use on behalf of, others.

          1.3  "End User Agreement" means the written agreement between HealtheTech and an End User pursuant to which such End User receives a limited, non-exclusive, non-transferable right to use any software associated with the Products in accordance with such agreement.

          1.4  "HealtheTech Marks" means the trademarks, service marks and trade names of HealtheTech listed in Exhibit D (as such list may be updated from time to time by HealtheTech upon notice to Distributor).

          1.5  "Intellectual Property Rights" means all present and future worldwide copyrights, trademarks, trade secrets, patents, patent applications, moral rights, contract rights, and other

          1.6  "Markets" means those markets set forth in Exhibit C

          1.7  "BodyGem Measurement Services" means the providing of metabolic measurements using the BodyGem metabolic measurement device manufactured by HealtheTech.

          1.8  "Products" means only those devices of HealtheTech that are specifically listed in the attached Exhibit A. HealtheTech may change the specifications, components, design, performance and appearance of any Product at any time. HealtheTech will give Distributor written notice of any such change, whereupon Exhibit A will be amended to reflect the change.

          1.9  "Sales Targets" means the annual and quarterly sales targets established by the parties in accordance with this Agreement. The Sales Targets for the Term are set forth in the attached

  Exhibit B. Distributor hereby acknowledges the sales targets are reasonable and constitute a material obligation herein.

          1.10 "Single Use Breathing Insert" means the "disposable" facemask or mouthpiece that an individual breathes into during a BodyGem metabolic measurement. This Insert is designed for one-time use and must be discarded at the end of a successful measurement.

          1.11 "Service Affiliate" means a joint venture, cooperative or other entity fifty one percent (51%) or more owned by Distributor and established to provide BodyGem Measurement Services to customers in the Territories in each Market using Products.

          1.12 "Sponsor" means to financially support or officially endorse through contribution of funds, Products or other resources.

          1.13 "Territories" means the geographical areas described in the attaches Exhibit C

          1.14 "User Documentation" means the user documentation and instruction manuals furnished to Distributor by HealtheTech for distribution along with the Products.

        2.    RELATIONSHIP OF THE PARTIES.

          2.1  Appointment. HealtheTech hereby appoints Distributor, and Distributor hereby accepts HealtheTech's appointment, as HealtheTech's exclusive Distributor of Products in the Markets in the Territories during the Term and subject to and in accordance with the provisions of this Agreement, including the restrictions and conditions of exclusivity provided in Exhibit B.

          2.2  License Fee. As consideration for exclusivity within the Territories and within the Markets through December 31, 2003. Distributor will pay to HealtheTech a non-refundable up front fee of Two Million Dollars ($2,000,000 U.S.) which will be paid in accordance with the following license fee payment schedule:

Payment Amount (U.S. $t:	Payment Due Date:
$110,000.00	Upon the Effective Date
$110,000.00	April 15, 2002
$110,000.00	May 15, 2002
$1,670,000.00	June 1, 2002

        2.3  Exclusivity. Exclusivity will be maintained beyond 2003 on a year by year basis through the term of the agreement by meeting or exceeding minimum sales targets as defined in Exhibit B. During the exclusivity period, HealtheTech will not:

            (a)  appoint another distributor of Products in markets whose territory includes any portion of the Markets in the Territories; or

            (b)  make direct sales of Products to dealers or retailers in the Markets located in the Territories.

          2.4  Proprietary Information. Subject to all the terms and conditions of this Agreement, HealthTech may provide to Distributor, during the Term of this Agreement. Proprietary Information in connection with Distributor's distribution of the Product in accordance with this Agreement. "Proprietary Information" means the following information of HealtheTech, to the extent previously, currently or subsequently disclosed to Distributor under this Agreement or otherwise: know-how and information relating to the Products, training for the Products, Product technology, the composition, structure, organization, and use of the Products, the software incorporated in the Products (including, code, algorithms, schematics, data, processes), ideas and inventions (whether patentable or not) related to the Products, information about HealtheTech's business, (including, names and expertise of employees and consultants and other technical, business, financial, customer and product development plans, forecasts, strategies and information).

          2.5  Independent Contractor. Distributor is an independent contractor and not an agent, employee, franchise or partner of HealtheTech, and is acting in the ordinary course of business. Distributor does not have any authority to, and will not create or assume any obligation, express or implied, on behalf of HealtheTech. Distributor shall be responsible for all taxes and payments concerning Distributor, its employees and its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the parties.

        3.    LICENSES.

          3.1  Proprietary Information Sublicense. HealtheTech grants to Distributor the right to sublicense any Proprietary Information to Distributor's Service Affiliates necessary to enable Distributor's Service Affiliates to perform Measurement Services using Products. Distributor agrees to obligate any such Service Affiliates to the obligations defined in Exhibit F attached hereto.

          3.2  Subdistributor Agreements. Before distributing the Products to any subdistributor, Distributor must enter into a binding, written agreement with such subdistributor, that contains terms no less restrictive than, and providing substantially similar protection under the law of the applicable countries in the Territories to, those set forth in this Agreement. Distributor will provide HealtheTech with a copy of the form of the Subdistributor Agreement prior to first use in connection with the Products. Distributor will provided complete and accurate copies of all such agreements to HealtheTech prior to execution and within thirty (30) days after the execution thereof. Distributor will enforce each such agreement with at least the same degree of diligence that Distributor uses to enforce similar agreements for its own products or other software products that it distributes, but in no event less than reasonable efforts. Distributor will immediately notify HealtheTech if Distributor becomes aware of any breach of any such agreement relating to the Products. Upon the termination of any such agreement, Distributor will use all reasonable efforts to obtain from the subdistributor all Products in such subdistributor's possession or control.

        4.    SALES TARGETS.

          4.1  Distributor shall either (a) purchase a minimum total volume of Products per calendar year during the duration of this agreement equal to the Sales Targets each calendar year provided in Exhibit B, or (b) pay HealtheTech the amounts equivalent to the calendar year Sales Targets as set forth in the Sales Targets definitions of Exhibit B. Sales Targets for years beyond 2002 and 2003 will be mutually agreed upon by the parties in writing in accordance with Exhibit B.

        5.    MARKETING OF PRODUCTS.

          5.1  Obligations of Distributor.

            (a)  Distributor will use its best efforts aggressively to develop sales of the Products as well as to co-market HealtheTech products and services in the Territories. In furtherance thereof, Distributor will fulfill the obligations defined in Exhibit F and shall cause any Service Affiliate or sublicense to conform to the obligations defined in Exhibit F.

            (b)  Provide to HealtheTech the right of first negotiation to evaluate and negotiate rights to re-sell products manufactured by Distributor that have not yet been offered to other distributors. This right of first negotiation shall consist of Distributor notifying HealtheTech of the availability of a new product and its associated proposed pricing, and providing HealtheTech sixty (60) days to evaluate and exclusively negotiate with Distributor terms for reselling the product in the United States. In the event that the parties are unable to come to a mutual agreement on the terms for reselling the product within that 60 day period, Distributor shall have the right to negotiate with other parties concerning the products offered to HealtheTech.

            (c)  Distributor hereby grants to HealtheTech a non-exclusive right to distribute any Chinese language version of any nutrition and exercise logging software program that it has or will develop during the Term of this Agreement at pricing to be mutually agreed to by the parties.

          5.2  Obligations of HealtheTech. HealtheTech will:

            (a)  provide Distributors reasonable advance notice in the event that it discontinues production of any of the Products;

            (b)  refer to Distributor all inquiries for purchase of Products received from within the Territories;

            (c)  keep Distributor informed of any Product complaints or adverse reactions that are, in HealtheTech's reasonable judgment, significant, and of all matters that are, in HealtheTech's reasonable judgment, important concerning the quality and performance of Products; and

            (d)  provide technical specifications and other information required to support Distributor's securing of registrations, permits, licenses, approvals and other governmental actions required to import, handle, market, sell, demonstrate, use or distribute Products in the Territories.

            (e)  Qualify all Products shipped to the Distributor in the European Market for "CE" certification marking, and appropriately mark all such Products shipped to Distributor in the European Market with the CE mark.

            (f)    Qualify all Products shipped to the Distributor in the Taiwan Market for either "UL" or "CE" certification marking, and appropriately mark all such Products shipped to Distributor in the Taiwanese Market with either the UL or CE mark

            (g)  Provide to Distributor the right of first negotiation to add new products offered by HealtheTech to the list of Products provided in Exhibit A hereto for the Territories and the Markets subject to the terms of this Agreement. This right of first negotiation shall consist of HealtheTech notifying Distributor of the availability of a new product and its associated proposed pricing to Distributor, and providing Distributor sixty (60) days to evaluate and exclusively negotiate with HealtheTech pricing and Sales Targets associated with the new product. In the event Distributor elects not to include the new product to the list of Products, or in the event the parties are unable to come to a mutual agreement on the pricing and Sales Targets associated with the new product terms within that 60 day period, HealtheTech shall have the right to negotiate with other parties for distribution rights for that product in the Markets and Territories defined herein.

            (h)  Provide to Distributor the first right of competitive bid for the manufacture of the disposable mouthpiece and mask units outside of the continental US. This first right of competitive bid shall consist of HealtheTech notifying Distributor of the potential of manufacturing outside of the US and providing Distributor with product specifications. After which, sixty (60) days will be provided to Distributor to evaluate and exclusively negotiate with HealtheTech production pricing and quantities associated with the manufacture of said product. In the event Distributor elects not to manufacture said product, or in the event the parties are unable to come to a mutual agreement on the production pricing and quantities associated with the said product within that 60 day period, HealtheTech shall have the right to negotiate with other parties for manufacturing rights for that product outside of the continental US.

            (i)    use reasonable efforts to negotiate a license agreement with Health Hero Network that may encompass rights to Health Hero Network's remote health monitoring products and services, to include manufacturing and sales distribution rights within the Territory and Markets described herein.

          5.3  Forecasts. At least fifteen (15) days before the beginning of each calendar quarter, Distributor will furnish HealtheTech with a rolling forecast of sales for the following six (6) months of Product by units within each Product group, and an estimate of Distributor's forthcoming orders for Products by units for the same six (6) month period. Forecasts are not binding on Distributor; however, Distributor acknowledges that compliance with this provision is a material obligation herein.

          5.4  Reports. Distributor will furnish HealtheTech with an annual marketing plan (detailing planned sales training, staffing, convention and trade show attendance, advertising, etc.) not less than ninety (90) days before the start of each HealtheTech's calendar year. Distributor will also give HealtheTech a written summary of Distributor's marketing initiatives, quarterly sales reports, and such other information as HealtheTech may reasonably request within fifteen (15) days after the end of each calendar quarter. No later than the fifth work day of each month, Distributor shall report to Healthetech in writing the number of units of Product and the number of units of Single Use Breathing Inserts that were sold to (their) customers in the previous month.

          5.5  Audits. HealtheTech will have the right, during normal business hours and upon at least ten (10) days prior notice, to have an independent audit firm selected by HealtheTech and reasonably acceptable to Distributor inspect Distributor's facilities and audit Distributor's records relating to Distributor's activities pursuant to this Agreement in order to verify that Distributor has paid to HealtheTech the correct amounts owed under this Agreement and otherwise complied with the terms of this Agreement. The audit will be conducted at HealtheTech's expense, unless the audit reveals that Distributor has underpaid the amounts owed to HealtheTech by five percent (5%) or more in any month, in which case Distributor will reimburse HealtheTech for all reasonable costs and expenses incurred by HealtheTech in connection with such audit. Distributor will promptly pay to HealtheTech any amounts shown by any such audit to be owing plus interest as provided in Section 6.6. Any confidential or proprietary information of Distributor disclosed to HealtheTech in the course of the audit will be subject to the confidentiality provisions between Distributor and HealtheTech in this Agreement.

        6.    PURCHASE AND SALE OF PRODUCTS.

          6.1  Orders. Distributor's orders for Products are subject to acceptance by HealtheTech and to the provisions of this Agreement. Distributor shall submit a written purchase order to HealtheTech for each order and HealtheTech shall transmit a written or verbal (telephone call) order confirmation within two (2) business days from receipt of the purchase order confirming the Product quantities to be shipped and the estimated shipping date. Once a purchase order is accepted, HealtheTech will fill and ship orders in accordance with its customary procedures subject to Product availability. HealtheTech may allocate its output according to its sole judgment if demand exceeds its manufacturing capacity. HealtheTech may choose the mode of shipment and carrier unless otherwise specified in the order.

          6.2  Delivery. HealtheTech will deliver all Products sold to Distributor Ex Works at HealtheTech's warehouse (Incoterms 2000). Title to and all risk of loss of or damage or casualty to such Products will pass to Distributor upon delivery to the carrier. If Product is not shipped freight collect, Distributor will reimburse HealtheTech on demand for all shipping charges, premiums for freight insurance, customs duties, import and export fees, and transportation costs incurred by HealtheTech. HealtheTech may, at its option, select the freight forwarder. In addition, if no customs broker is specified, HealtheTech may, at its option, select a customs broker for the specified shipment.

          6.3  Price. HealtheTech will sell Products to Distributor under the Agreement at the prices set forth in HealtheTech's international price list in effect on the date of HealtheTech's acceptance of Distributor's order. A copy of HealtheTech's international price list in effect on the Effective Date of this Agreement is attached as Exhibit E. HealtheTech may change its international price list from time to time, provided that any such change will not be effective under this Agreement unless and until the expiration one (1) calendar year after HealtheTech gives Distributor written notice of the change. Notice of price changes shall be set forth in revisions to HealtheTech's international price lost or international order form, if HealtheTech increases its prices by more than fifteen percent (15%) in any twelve (12) month period during the Term. All prices are payable in United States currency unless provided otherwise on the applicable invoice.

          6.4  Payment. Unless otherwise specified in the applicable order, Distributor will pay each of HealtheTech's invoices within forty-five (45) days after the date of the invoice. HealtheTech may at its discretion refuse orders, require payment in full, ship C.O.D. or halt shipments in transit if any prior invoice is not paid in full or if HealtheTech deems such steps necessary to secure payment. HealtheTech may establish and modify credit limits for Distributor and require payment through a sight draft or an irrevocable letter of credit issued or confirmed by a bank acceptable to HealtheTech and shall refuse to accept an order or ship Products until such letter of credit has been delivered to HealtheTech.

          6.5  Taxes. The purchase prices and other amounts specified in this Agreement do not include sales, use or other applicable taxes, duties, tariffs, or customs fees unless expressly stated to the contrary. Distributor will pay all such taxes, duties, tariffs, customs fees or other required import/export fees.

          6.6  Interest. Any amount not paid when due will be subject to finance charges at the rate of one and one-haft percent (1.0%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid. Payment of such finance charges will not excuse or cure Distributor's breach or default for late payment. If HealtheTech retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorney's fees, will be payable by Distributor.

          6.7  Returns. Authorization is required for all returns and a Returned Goods Authorization ("RGA") number must be obtained prior to returning product to HealtheTech. An RGA number can be obtained by calling HealtheTech Customer Support Services at 800 345-4207 and requesting an RGA number for specified product(s). Please include quantity, part numbers and lot numbers. All returns are to be sent to HealtheTech, Inc. 325 Los Gatos-Saratoga, Los Gatos, CA 95030 USA. Returns of Products from Distributor's European Market shall be returnable to HealtheTech's European Manufacturing facility when and if that facility becomes operational, and HealtheTech agrees to provide Distributor notification of when such a facility becomes operational and the corresponding return shipping address at that time. For all returns, an RGA number must appear on the outside of the box. HealtheTech will not accept or return any merchandise that: (a) is a special order; (b) has been held by the Distributor for more than ninety (90) days; (c) is in unsalable condition, used merchandise, or merchandise returned in damaged packaging or shelf box; or (d) has not been shipped freight prepaid (C.O.D. shipments will not be accepted). HealtheTech reserves the right to have final approval on all merchandise returns. All returns will be subject to a 20% reprocessing and restocking charge unless otherwise agreed in writing by HealtheTech.

        7.    SUPPORT.

          7.1  By Distributor. Distributor will be solely responsible for performing, in a manner consistent with good industry practice, all installation, training, support of Products, and other services requested or required by subdistributors or End Users who obtain Product from Distributor. Distributor may not refer any subdistributor or End User to HealtheTech for such support. Distributor may require subdistributors to provide such support to End Users but shall ensure that subdistributors do not refer End Users to HealtheTech for such support.

          7.2  By HealtheTech. HealtheTech will provide to Distributor reasonable second-level maintenance and support services for the Products. HealtheTech will provide standard and reasonable maintenance and support to Distributor during regular business hours (Monday through Friday, 8:30 a.m. to 5:00 p.m. MT, excluding holidays). HealtheTech has no obligation under this Agreement to provide any services to, or respond to any requests from, subdistributors or End Users. However, HealtheTech reserves the right to establish and maintain contact with any subdistributor or End User in order to facilitate the second level support.

        8.    CONFIDENTIALITY.

          8.1  Confidential Information. Each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, including technical, marketing, financial, employee, planning, and other confidential or proprietary information ("Confidential Information"). The Disclosing Party will mark all Confidential Information in tangible form as "confidential" or "proprietary" or with a similar legend. The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure. Regardless of whether so marked or identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing Party.

          8.2  Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

          8.3  Exceptions. The Receiving Party's obligations under Section 8.2 with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement; or (iii) required by law or by the order or a court of similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

          8.4  Return of Confidential Information. The Receiving Party will either, at its option, return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party's possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first. At the Disclosing Party's request, The Receiving Party will certify in writing signed by an officer of the Receiving Party that it has fully complied with its obligations under this Section 8.4.

          8.5  Confidentiality of Agreement. Neither party will disclose any terms of this Agreement to anyone other than its Affiliates attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law or (b) pursuant to a mutually agreeable press release or (c) in connection with a proposed merger, financing, or sale of such party's business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement).

        9.    PROPRIETARY RIGHTS.

          9.1  Ownership.

            9.1.1  Products. The Products and all worldwide Intellectual Property Rights therein, are the exclusive property of HealtheTech and its suppliers. All rights in and to the Products not expressly granted to Distributor in this Agreement are reserved by HealtheTech and its suppliers. Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license under any of HealtheTech's existing or future patents; HealtheTech agrees that it will not assert any of its rights under such patents against Distributor or its Affiliates based upon the use, distribution, and sublicensing by Distributor or its Affiliates or their distributors of the Products as permitted by this Agreement.

            9.2  Enforcement. Distributor will immediately notify HealtheTech of any infringement, misappropriation or violation of any HealtheTech's proprietary rights. In the event of any such infringement, misappropriation or violation relating to the activities of Distributor or any of its employees, agents, representatives or customers, Distributor will take all steps reasonably necessary to terminate the same. Distributor will immediately notify HealtheTech of any legal proceeding initiated by Distributor in connection with such infringement, misappropriation or violation. HealtheTech may, at its option and expense, assume control of any such proceeding. If HealtheTech assumes control, HealtheTech will have exclusive control over the prosecution and settlement of the proceeding and Distributor will provide such assistance related to such proceeding as HealtheTech may reasonably request and assist HealtheTech in enforcing any settlement or order made in connection with such proceeding.

            9.3  Trademark License. Subject to the terms and conditions of this Agreement, HealtheTech grants to Distributor and those of its Affiliates which agree in writing to be bound by the terms of this Agreement a non-exclusive, non-transferable (except as permitted under Section 15.2 (Assignment)), revocable, royalty-free license (without the right to grant sublicenses) to use and reproduce the HealtheTech Marks solely in connection with marketing the Products in the Territories. Distributor agrees to state in appropriate places on all materials using the HealtheTech Marks that the HealtheTech Marks are trademarks of HealtheTech and to include the symbol ™ or ® as appropriate. HealtheTech grants no rights in the HealtheTech Marks other than those expressly granted in this Section 9.3. Distributor acknowledges HealtheTech's exclusive ownership of the HealtheTech Marks. Distributor agrees not to take any action inconsistent with such ownership and to cooperate, at HealtheTech's request and expense, in any action (including the conduct of legal proceedings) which HealtheTech deems necessary or desirable to establish or preserve HealtheTech's exclusive rights in and to the HealtheTech Marks. Distributor will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the HealtheTech Marks or in such a way as to create combination marks with the HealtheTech Marks. Distributor will provide HealtheTech with samples of all products and materials that contain the HealtheTech Marks prior to their public use, distribution, or display for HealtheTech's quality assurance purposes and will obtain HealtheTech's written approval before such use, distribution, or display. At HealtheTech's request, Distributor will modify or discontinue any use of the

    HealtheTech Marks if HealtheTech determines that such use does not comply with HealtheTech's then-current trademark usage policies and guidelines.

            9.4  Assignments. At the end of the Term, Distributor will assign to HealtheTech or such other person or entity as HealtheTech may designate all rights, registrations, reservations, licenses, permits and similar items made or obtained by Distributor relating to the Products, the Trademarks, or any other proprietary rights of HealtheTech.

        10.  WARRANTIES, REMEDIES AND DISCLAIMERS.

          10.1 Device Warranty. HealtheTech warrants to and for the benefit of Distributor only that all Products, as delivered pursuant to Section 6.2, will be free from defects in materials and workmanship in the course of normal use in compliance with the instructions in the User Documentation, for a period of fifteen (15) months after delivery to Distributor or subdistributors or twelve (12) months after commercial sale to an end-user customer, whichever is shorter, for BodyGem devices, and for Single Use Breathing Inserts (disposables) the warranty period shall be ninety (90) days after commercial sale to an end-user customer, unless local law in the Territory dictates a longer period by law, in which the warranty period shall be in accordance with that law but will not exceed twenty four (24) months after commercial sale to an end-user customer (the "Device Warranty Period"). HealtheTech will, at its own expense and as its sole obligation and Distributor's exclusive remedy for any breach of this warranty reported to HealtheTech by Distributor in writing during the Device Warranty Period, at its option, repair, replace or otherwise correct any Product that does not conform to the warranty set forth in this Section 10.1, provided that Distributor, at HealtheTech's request and Distributor's expense, returns the nonconforming Product to HealtheTech's plant; and such nonconformity is not the result of any use of the Products other than in strict accordance with HealtheTech's instructions and user manual.

          10.2  Warranties Made by Distributor. Distributor will not make or publish any representations, warranties, or guarantees on behalf of HealtheTech or its suppliers concerning the Products that are inconsistent with any warranties made by HealtheTech concerning the Products.

          10.3  Warranties by Both Parties. Each party represents and warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Each party represents and warrants it is free to enter into and perform this Agreement without thereby being in breach of or default under the terms of any other contract, commitment or understanding.

          10.4  Disclaimer. THE EXPRESS WARRANTIES IN THIS SECTION 10 ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS OR SOFTWARE OR THE USER DOCUMENTATION, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS. DISTRIBUTOR ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT.

        11.  INDEMNIFICATION.

          11.1  Indemnification by Distributor.

            11.1.1  Distributor agrees to defend, indemnify and hold harmless HealtheTech and its Affiliates from and against any claims, suits, losses, damages, liabilities, costs, and expenses (including reasonable attorneys' fees) brought by third parties (including any End User or subdistributor) resulting from or relating to:

              (a)  any breach by Distributor of its obligations, duties, or responsibilities under this Agreement;

              (b)  any actions or omissions on the part of Distributor or any of its subdistributors in reproducing, marketing or distributing the Products;

              (c)  any representations, warranties, guarantees, or other written or oral statements made by or on behalf of Distributor relating to the Products other than as authorized by HealtheTech in writing or made in the User Documentation; or

            11.1.2  Distributor's obligations under this Section 11.1 are subject to the conditions that HealtheTech give Distributor prompt written notice of any such claim, allowing Distributor to control the defense and settlement of the claim, and cooperate with Distributor, at Distributor's reasonable request and expense, in defending or settling the claim.

          11.2  Indemnification by HealthTech.

            11.2.1  HealtheTech will defend at its own expense any action against Distributor brought by a third party to the extent that the action is based upon a claim (a) of bodily injury (including death) or damage to personal property to the extent caused by negligence in the design or manufacture of the Products or (b) that a Product infringes any patents, copyrights or misappropriates any trade secrets or that the HealtheTech Marks, when used in accordance with this Agreement, infringe any trademark rights of a third party. HealtheTech will pay those costs and damages finally awarded against Distributor in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action.

            11.2.2  The foregoing obligations are conditioned on Distributor notifying HealtheTech promptly in writing of such action, Distributor giving HealtheTech sole control of the defense thereof and any related settlement negotiations, and Distributor cooperating and, at HealtheTech's reasonable request and expense, assisting in such defense.

            11.2.3  If the Products or any of the HealtheTech Marks becomes, or in HealtheTech's opinion is likely to become, the subject of an infringement claim, HealtheTech may, at its option and expense, either (a) procure for Distributor the right to continue exercising the rights licensed to Distributor in this Agreement, (b) replace or modify the Products or such HealtheTech Mark so that it becomes non-infringing and remains functionally equivalent, or (c) refund to Distributor any payments of license fees or advance royalties made by Distributor to HealtheTech pursuant to Section 6 (to the extent that such payments have not been recouped through credits against accrued royalties), and terminate this Agreement by written notice to Distributor, subject to Section 13 (Termination).

            11.2.4  Notwithstanding the foregoing, HealtheTech will have no obligation under this Section 11.2 or otherwise with respect to any infringement claim based upon (i) any unauthorized use, reproduction, or distribution of the Products by Distributor or any of its subdistributors or End Users, (ii) any use of the Products in combination with other products, equipment, software, or data not supplied by HealtheTech, or (iii) any modification of Products by any person other than HealtheTech or its authorized agents or contractors. This Section 11.2 states HealtheTech's entire liability and Distributor's sole and exclusive remedy for infringement claims and actions.

        12.  OTHER OBLIGATIONS OF DISTRIBUTOR.

          12.1  No Unauthorized Warranties. Distributor will not make or extend on behalf of HealtheTech any written or oral warranty in repeat of any of the Products except as may be contained in sales literature or brochures that are published or approved in writing by HealtheTech. Distributor will not advise, perform or demonstrate any use or application of any Product that is not specifically approved in writing by HealtheTech. Distributor will not impair the sterility or integrity of the Products while they are in Distributor's custody.

          12.2  Compliance With Laws. Distributor represents and warrants that is thoroughly familiar with applicable laws, ordinances, regulations other governmental requirements concerning the importation, handling, marketing, sale, demonstration, use and distribution of Products in the Territories. Distributor will comply with all laws, ordinances, regulations and other governmental requirements applicable to its business and to the importation, handling, marketing, sale, demonstration, use and distribution of Products pursuant to this Agreement Distributor will provide to HealtheTech an accurate English translation of the applicable laws, ordinances, regulations and other governmental requirements referenced herein and any other related documents as may be reasonably requested by HealtheTech.

          12.3  U.S. Export Controls. Without limiting the generality of Paragraph 8.2, Distributor will not, directly or indirectly, export or re-export any Products, technical data associated with the Products, or the immediate Products (including, but not limited to, processes, services, data and reports) derived from use of the Products from the Territories, without first obtaining the appropriate license from the United States Office of Export License from the United States Office of Export Licensing or its successor.

          12.4  Insurance. During the Term, Distributor will maintain liability insurance coverage issued by a responsible insurer satisfactory to HealtheTech as an additional insured and afford HealtheTech not less than twenty (20) days advance notice of cancellation or material change in the policy. Upon HealtheTech's request, Distributor will provide a certificate of insurance from the insurer certifying that coverage is in place. Also during the Term, HealtheTech will maintain liability insurance coverage issued by a responsible insurer satisfactory to Distributor as an additional insured and afford Distributor not less than twenty (20) days advance notice of cancellation or material change in the policy. Upon Distributor's request, HealtheTech will provide a certificate of insurance from the insurer certifying that coverage is in place.

          12.5  Noncompete. Distributor warrants and agrees that it does not now and will not during the Term, without the prior written consent of HealtheTech, directly or indirectly market, sell or promote any product in the Territories that measures metabolism, other than the Products herein. Distributor further warrants and agrees that it will not manufacture or cause to have manufactured, nor purchase from a third party, any Single Use Breathing Inserts that are not approved in writing by HealtheTech.

        13.  TERM AND TERMINATION.

          13.1  Term. Unless earlier terminated pursuant to Section 13.2, the initial term of this Agreement will begin on the Effective Date and expire on December 31, 2007 (the "Term"). The Term can be extended by mutual written agreement by the parties, subject to re-negotiation of the Price List.

          13.2  Termination by HealtheTech. Upon the occurrence of any of the following, HealtheTech may terminate the Term by giving Distributor written notice of such termination:

            (a)  any failure of the Distributor to meet or exceed the most recent annual applicable Sales Targets, including, but not limited to, Distributor's failure at any time during the Term to have purchased in the applicable calendar year Products at a rate which would meet or exceed the applicable annual Sales Targets (as defined in Exhibit B) then in effect, or Distributor's failure to meet or exceed the Q1 2002 Sales Targets set forth;

            (b)  any material change in the general management, ownership or control of Distributor, including without limitation the sale, transfer or relinquishment by Distributor of any substantial interest in the ownership of the business to be carried on by Distributor under this Agreement, unless such change is approved in advance and in writing by an officer of HealtheTech;

            (c)  any assignment or attempted assignment of this Agreement by Distributor without the prior written consent of HealtheTech;

            (d)  the failure of Distributor to make any payment when due;

            (e)  Distributor directly or indirectly markets, sells or promotes any product in the Territories that competes with any HealtheTech Product or has a significant financial interest in any company or individual that is manufacturing, assembling, producing, marketing, selling or distributing any product that competes with any HealtheTech Product;

            (f)    Distributor promotes or solicits the sale of Products directly or indirectly to customers located outside the Territories;

            (g)  the insolvency of Distributor, the filing of a petition in bankruptcy by or against Distributor, the appointment of a receiver for Distributor or Distributor's property, the execution of an assignment by Distributor of all or substantially all of its assets for the benefit of its creditors, or the conviction of Distributor or any principal or manager of the Distributor for any crime tending to adversely affect the ownership or operation of business; or

            (h)  any conduct by the Distributor, its agents, employees or other representatives which is unlawful unprofessional or otherwise detrimental to the business reputation of HealtheTech;

            (i)    any failure by Distributor to perform any of its obligations under this Agreement where such failure continues for thirty (30) days after written notice thereof by HealtheTech to Distributor.

          13.3  Termination by Distributor. Upon the occurrence of any of the following, Distributor may terminate the Term by giving HealtheTech written notice of such termination:

            (a)  HealtheTech increases the prices at which Distributor may purchase Products under this Agreement by more than fifteen percent (15%) in any twelve (12) month period during the Term, provided that the Distributor gives HealtheTech written notice of such termination prior to such increased prices becoming effective pursuant to Paragraph 6.3;

            (b)  the insolvency of HealtheTech, the filing of a petition in bankruptcy by or against HealtheTech, the appointment of a receiver for HealtheTech or HealtheTech's property, or the execution of an assignment by HealtheTech of all or substantially all of its assets for the benefit of its creditors; or

            (c)  any failure by HealtheTech to perform any of its obligations under this Agreement where such failure continues for thirty (30) days after written notice thereof by Distributor of HealtheTech.

          13.4  Effect of Termination.

            13.4.1  Any termination pursuant to Paragraph 13.2 or 13.3 will be without prejudice to any other right or remedy afforded to either party under this Agreement or any applicable law (e.g., in the case of any breach or default by the other party), and will not affect any rights or obligations which have arisen prior to the date of such termination. Termination of the Agreement shall not relieve the parties of any obligation or liability arising prior to such termination, including the obligation to maintain the confidentiality of certain information as referenced in Section 8.1 above. In the event of termination, Distributor will:

              (a)  not have any further right to market, sell or distribute Products in the Territories;

              (b)  furnish HealtheTech with such information relating to the marketing, sale or distribution of Products in the Territories as HealtheTech may reasonably request

      (including, but not limited to, information as to calls or the status of any negotiations for the sale of the Products); and

              (c)  will return to HealtheTech any Products, sales materials, manuals, price lists, and mailing lists provided by HealtheTech to Distributor for demonstration, promotional, or marketing purposes.

              (d)  will return to HealtheTech any products which have not been committed for sale to a customer. HealtheTech will repurchase these Products at the Distributor's cost.

          13.5  Standards of Performance. Distributor acknowledges that the standards of performance imposed on it by this Agreement are reasonable and that any failure on its part to comply fully with alt of the terms and conditions set forth in this Agreement shall constitute a material breach and good cause for termination of this Agreement.

          13.6  Acknowledgment. Any expiration or termination of the Term will be final and absolute Distributor waives any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any expiration or termination of the Term in accordance with this Section 13. Each of the parties have considered the possibility of such expiration or termination and the possibility of loss and damage resulting therefrom in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither will be liable to the other for damages or otherwise by reason of the expiration or termination of the Term as provided for herein.

          13.7  Survival. Sections 2.5, 5.5, 6.6, 8, 10.1, 11, 14, and 15.5-15.11 will survive expiration or termination of this Agreement for any reason.

        14.  LIMITATION OF LIABILITY. EXCEPT FOR CLAIMS ARISING UNDER SECTION 11.2 HEALTHETECH'S LIABILITY (WHETHER IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF HEALTHETECH) UNDER THIS AGREEMENT OR WITH REGARD TO ANY PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID TO HEALTHETECH UNDER THIS AGREEMENT. IN NO EVENT WILL HEALTHETECH BE LIABLE FOR ANY INDIRECT, INCIDENTAL SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR THE USE OF, INABILITY TO USE, OR RESULTS OF USE OF ANY PRODUCTS.

        15.  MISCELLANEOUS.

          15.1  Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than for payments owed) as a result of any cause or condition beyond such party's reasonable control.

          15.2  Assignment. Distributor may not assign or transfer, by operation of law or otherwise, any of its rights under this Agreement or delegate any of its duties under this Agreement to any third party other than Distributor's Affiliates without HealtheTech's prior written consent. Any attempted assignment or transfer in violation of the foregoing will be void. No assignment by Distributor, with or without HealtheTech's consent, will relieve Distributor's right to hire its own employees to assist in the discharge of Distributor's responsibilities under this Agreement.

          15.3  Notice. Notices or consents under this Agreement will be in writing and delivered personally or, if mailed, will be sent certified mail, return receipt requested, or by telex or facsimile or overnight express service, if addressed to the recipient s address set forth on the signature page of this Agreement, or in either case to such other address as may be established by notice to the other party Notice will be effective only upon actual receipt.

          15.4  Nonwaiver. The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under This Agreement will not be construed as a waiver or relinquishment to any extent of such party' right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

          15.5  Interpretation. The English language of the Agreement will govern any interpretation of or dispute regarding the terms of this Agreement. Paragraph captions are for convenience of reference and do not alter or limit the terms of this Agreement.

          15.6  Remedies. Except as provided in Section 10 (Warranties, Remedies and Disclaimers) and Section 11 (Indemnification), the parties' rights and remedies under this Agreement are cumulative. Distributor acknowledges that the Products contains valuable trade secrets and proprietary information of HealtheTech, that any actual or threatened breach of Section 9.3 (Trademark License) or Section 8 (Confidentiality) will constitute immediate, irreparable harm to HealtheTech for which monetary damages would be an inadequate remedy, and that injunctive relief is an appropriate remedy for such breach. If Distributor continues to distribute the Products after its right to do so has terminated or expired, HealtheTech will be entitled to immediate injunctive relief without the requirement of posting bond, including an order directing that any Products that Distributor attempts to import into any country or territory be seized, impounded, and destroyed by customs officials. If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys' fees, court costs, and other collection expenses, in addition to any other relief it may receive.

          15.7  Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect. Without limiting the generality of the foregoing, Distributor agrees that Section 14 (Limitation of Liability) will remain in effect notwithstanding the unenforceability of any provision in Section 10 (Warranties, Remedies and Disclaimers).

          15.8  Construction. The headings of Sections of this Agreement are for convenience and are not to be used in interpreting this Agreement. As used in this Agreement, the word "including" means "including but not limited to."

          15.9  Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

          15.10  Governing Law; Venue. The rights and obligations of the parties under this agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations Convention on the Limitation Period in the International Sale of Goods, as amended; rather, these rights and obligations shall be governed in all respects by the laws of the State of Colorado exclusively, as such laws apply to contracts between Colorado residents performed entirely within Colorado. Distributor agrees that upon HealtheTech's request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Denver, Colorado, and Distributor hereby agrees to consent to the personal jurisdiction of such courts.

          15.11  Entire Agreement. This Agreement contains the entire agreement, and supersedes any and all prior agreements, between the parties with regard to the appointment of Distributor as a distributor of Products and Distributor's purchase and sale of Products. HealtheTech will not be bound be, and specifically objects to, any terms, conditions, or other provisions that are different from or in addition to the provisions of the Agreement (whether or not it would materially alter this correspondence, or otherwise. Without limiting the generality of the foregoing, any printed terms, conditions of other provisions that are included in or accompany any of the Distributor's orders for Products under this Agreement will not apply to be binding on HealtheTech. This Agreement may not be waived, amended or rescinded except by a writing signed by the party to be charged thereby.

        IN WITNESS THEREOF, the parties have executed this Agreement as of the date first above written.

HEALTHETECH, INC.:		MICROLIFE CORPORATION:

By:	/s/ JAMES R. MAULT James R. Mault, MD Chairman and CEO 523 Park Point Drive, 3rd Floor Golden, CO 80401	By:	/s/ MORTEN BRUNVOLL Morten Brunvoll Group Vice President Hafnerwisenstrasse 4 CH-9442 Berneck / Switzerland

EXHIBIT A
PRODUCT LIST

        1.    Products.

          (a)  The HealtheTech BodyGem™ Metabolic Measurement Device and its associated disposable Single-Use Breathing Inserts (disposable mouthpieces or facemasks).

          (b)  HealtheTech's BalanceLog™ Software.

          (c)  HealtheTech's BodyGem Analyzer™ Software.

        The parties can add products by mutual written agreement

EXHIBIT B
SALES TARGETS

        Distributors Sales Targets are defined for calendar years 2002 and 2003 below. For subsequent calendar years during the Term, the parties agree to use best efforts to negotiate and mutually agree upon new Sales Targets for the coming calendar year between November 1 and November 30 of the year prior. The mutually agreed upon Sales Targets shall then apply for the approaching calendar year. For example, the parties shall negotiate and agree upon Sales Targets for year 2004 during the time period November 1 through 30, 2003. This cycle shall then apply for each subsequent calendar year during the Term.

        If all Product minimum Sales Targets are met or exceeded for both calendar year 2002 and 2003, then Distributor's Exclusivity for the Markets and the Territories shall extend through the following calendar year, year 2004. Likewise, if subsequent calendar year Sales Targets established via the annual cycle defined above are met or exceeded in any calendar year, Distributor's Exclusivity for the Markets and the Territories shall extend through the following calendar year. Failure by Distributor to meet or exceed the Sales Targets established in year 2004 shall result in loss of Exclusivity in the subsequent calendar year, and Distributors rights shall convert to non-exclusive upon January 1, 2005.

  Sales Targets for European and Taiwanese Markets Combined:

1.
BodyGems. Distributor agrees to meet the following cumulative Sales Targets for BodyGems in the combined European Market and Taiwanese Markets in the years 2002 and 2003:

        Year 2002:    [*] total BodyGem units, with [*] of those units purchased before March 27, 2002.

        Year 2003:    [*] total BodyGem units.

        To facilitate Distributor inventory sufficient to meet the above minimum Sales Targets, the following minimum Distributor purchase volumes per calendar quarter are recommended. Distributor shall order the specified purchase quantity of BodyGems in each calendar quarter, or at Distributor's option, may elect to pay HealtheTech the equivalent amount of any the required quantity not purchased (quantity × unit price) due net thirty (30) days from date of invoice and HealthTech shall invoice Distributor for any such amounts at the end of each quarter ("take or pay")

        *Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

BodyGems, Recommended Purchase Volumes
Calendar Quarter	Units per Quarter
Q1, 2002	[*]
Q2, 2002	[*]
Q3, 2002	[*]
Q4, 2002	[*]
Q1, 2003	[*]
Q2, 2003	[*]
Q3, 2003	[*]
Q4, 2003	[*]

        2.    Disposables. Distributor agrees to meet the following cumulative Sales Targets for Single Use Breathing Inserts (Disposables) in the combined European Territory and Taiwanese Territory in the years 2002 and 2003:

        Year 2002:    [*] total units, with [*] of those units purchased before March 27, 2002.

        Year 2003:    [*] total units.

        To facilitate Distributor inventory sufficient to meet the above minimum Sales Targets, the following minimum Distributor purchase volumes per calendar quarter are required. Distributor shall order the specified purchase quantity in each calendar quarter, or at Distributor's option, may elect to pay HealtheTech the equivalent amount of any the required quantity not purchased (quantity × unit price) due net thirty (30) days from date of invoice and HealthTech shall invoice Distributor for any such amounts at the end of each quarter ("take or pay"):

Disposables, Recommended Purchase Volumes
Calendar Quarter	Units per Quarter
Q1, 2002	[*]
Q2, 2002	[*]
Q3, 2002	[*]
Q4, 2002	[*]
Q1, 2003	[*]
Q2, 2003	[*]
Q3, 2003	[*]
Q4, 2003	[*]

EXHIBIT C
TERRITORIES AND MARKETS

I.
For Microlife European Distribution, the Territory is defined as Europe.

II.
For Microlife European Distribution, the Market is the retail pharmacy channel.

III.
For Microlife Taiwan Distribution, the Territory is the country of Taiwan

IV.
For Microlife Taiwan Distribution, the Market is the weight management and fitness/exercise channel, specifically excluding applications of medical nutrition therapy (i.e., applications of indirect calorimetry for medical nutrition therapy)

EXHIBIT D
TRADEMARKS

        Trademarks and tradenames of HealtheTech:

          HealtheTech (name and stylized mark)

          BodyGem

          Your Body Is Talking. Listen.

          BalanceLog

          Calorie Checkbook

          Listen To Your Body

EXHIBIT E
PRICE LIST
(all prices are Distributor prices in U.S. Dollars)

1.
BodyGem™ Metabolic Measurement Device: [*] per unit.

2.
BalanceLog™ Software
a.
BalanceLog for Windows: [*]/each (packaged on CD)

b.
BalanceLog for Windows and Palm OS: [*]/each (packaged on CD)

c.
Localized versions for Each Territory: To Be Determined by HealtheTech after localized version requirements are specified

3.
BodyGem Analyzer™ Software
a.
English version: [*]/each (packaged on CD)

b.
Localized versions for each Territory: To Be Determined by HealtheTech after localized version requirements are specified

4.
Disposables for BodyGem: Single Use Breathing Inserts (Disposables) are packaged in boxes of 20 units. Disposable pricing is based on the volume quantity of each individual purchase order as follows:

Quantity per Purchase Order	Price per Unit ($USD)
<10,000	$	[*]
10,001-25,000	$	[*]
25,001-50,000	$	[*]
50,001-100,000	$	[*]
>100,000	$	[*]

Note: A purchase order for disposables can be placed for any given quantity to secure the disposable volume pricing above and may specify split shipments over time if all shipments are specified for delivery within the current calendar year. Payment for the full ordered quantity on the purchase order will be invoiced at one time and full payment for the entire quantity must be made net thirty (30) days from the date of invoice per Section 6.4

EXHIBIT F
DISTRIBUTOR OBLIGATIONS

        Distributor shall, for the Term of this Agreement, perform the following obligations and shall cause any Service Affiliate of Distributor to perform the following obligations, for the Term of this agreement:

(i)
Provide for appropriate training to applicable Service Affiliates and Service Affiliate employees sufficient to enable use and promotion of metabolic measurement services using the BodyGem in compliance with the operating instructions and any training provided by HealtheTech to Distributor, and proper promotion of BalanceLog software and use all reasonable marketing and promotional efforts to promote the Products.

    (ii)  Use its best efforts to market and provide metabolic measurements using the Products to customers in the Market and the Territory.

  (iii)  Allow HealtheTech access to visit any Distributor or Service Affiliate operated location during normal business hours and at HealtheTech's sole expense to conduct a review the Distributor or Service Affiliate facilities and their Products capabilities and if applicable, make suggestions for improvement based upon HealtheTech's experience with the Products. Distributor agrees to consider such suggestions and make changes it believes, in Distributor's sole discretion, are reasonable.

    (iv)  Allow HealtheTech access to visit any Distributor or Service Affiliate location during normal business hours at HealtheTech's sole expense, to confirm calibration and proper operation of Distributor's or Service Affiliate's BodyGem metabolic measurement devices and at HealtheTech's sole election, to upgrade or exchange out (with upgraded units) Distributor's or Distributor's Service Affiliate's BodyGem devices when and if HealtheTech deems appropriate.

    (v)  Use HealtheTech Products exclusively in Distributor's or Distributor's Service Affiliate's locations, and will not deploy or offer in any of such locations metabolic measurement services using metabolic measurement devices other than the HealtheTech BodyGem metabolic measurement device and it's Single Use Breathing Inserts.

    (vi)  Not knowingly incur any liability on behalf of HealtheTech, nor in any way pledge or purport to pledge HealtheTech's credit; nor describe or hold itself out as an employee of HealtheTech; nor describe itself other than as a service provider of metabolic measurements using the Products in relation to HealtheTech metabolic measurement technologies; nor make any claims (medical or otherwise) inconsistent with written product manuals or HealtheTech provided BodyGem training.

  (vii)  Not distribute or publish advertising (whether written, broadcast, telecast, posted on web sites or otherwise) created by or for Distributor or Distributor's Service Affiliate's referring to the Products or using HealtheTech branding (including HealtheTech logos, trademarks, or graphics) without submitting the same to HealtheTech for review and securing specific HealtheTech approval in writing with regard to the form, manner, extent and wording of each such item of advertising and printed matter, prior to causing such distribution or publishing. Distributor agrees to comply with the written promotional guidelines provided by HealtheTech. HealtheTech advertising copy, brochures, promotional materials and manuals provided to Distributor by HealtheTech shall be deemed to be so approved by HealtheTech, unless HealtheTech otherwise informs Distributor in writing. All advertising by Distributor shall be without recourse to HealtheTech for any expense incurred unless such expense is specifically and reimbursement approved in writing by HealtheTech.

  (viii)  Acknowledge that the BodyGem device being supplied to Distributor by HealtheTech is not a medical device, is not approved or cleared by the U.S. Food and Drug Administration (FDA) as a medical device, and is not being offered by HealtheTech as a medical device. Distributor agrees not to make any medical claims about the HealtheTech Products.

    (ix)  Order from HealtheTech its full requirements of supply for the BodyGem and/or components thereof, and shall not use any non-HealtheTech approved Disposable components with the BodyGem metabolic measurement device. Distributor acknowledges that use of any non-HealtheTech approved breathing insert (mouthpiece or facemask) with the BodyGem device voids the warranty for such device and may cause the device to operate inaccurately.

    (x)  Acknowledge that the Single Use Breathing Inserts are disposable components and are not intended for re-use and that any re-use may present a risk of transmission of infectious or communicable diseases. Distributor agrees it shall instruct and cause all the Distributor operated clubs not to re-use the Single Use Breathing Inserts of the BodyGem Metabolic Measurement Device, or

otherwise misuse the BodyGem Metabolic Measurement Device in a way that is not consistent with HealtheTech provided instructions for use located in the BodyGem Operator's Manual.

    (xi)  Will deliver to HealtheTech a binding 3-month forecast and non-binding additional nine-month forecast of BodyGem device and Single Use Breathing Insert purchase projections no later than the first day of each calendar month.

  (xii)  Keep on hand a reasonable inventory of Products (not less than one month's average projected sales) sufficient to allow for prompt delivery of Products to purchasers;

  (xiii)  Provide appropriate and professional application advice and counseling for each Product sold by Distributor, and provide prompt follow-up service and advice to purchasers of Products when so requested by the purchaser;

  (xiv)  maintain and furnish periodically, as reasonable requested by HealtheTech, complete and accurate records of sale of each Product sold under this Agreement (e.g., showing the date of sale, name and address of the purchaser and the Product serial number or lot number);

  (xv)  Distribute to all purchasers of the Product, as requested by HealtheTech, revisions and/or supplements to the Product's operations manual. Product information bulletins and all other Product related documents or information, and assist in translating accurately such documents or information into a language other than English as appropriate or necessary for distribution of the Products in the Territories.

  (xvi)  Assist in promptly executing Product recalls as directed by HealtheTech, in which event HealtheTech will reimburse Distributor for all documented, reasonable, out-of-pocket expenses reasonably incurred by Distributor to comply with HealtheTech's directives in connection with repurchasing Products subject to recall;

 (xvii)  Promptly advise HealtheTech of complaints that Distributor may receive or become aware of concerning the Products, and telephone or otherwise contact HealtheTech to report any information of which Distributor becomes aware that suggests that any of the Products may be operating improperly.

(xviii)  refer to HealtheTech any inquiry other than a purchase order or potential purchase order from the public, any governmental authority, any trade association or any news media, publication or reporter concerning the Products or HealtheTech;

  (xix)  not market or sell Products outside the Territories or Markets; sell, lease, give away or otherwise provide the Product to any individual for home use or any person or entity other than as expressly provided herein (selling to a sub-distributor or who in turn sells to a retail pharmacist is not prohibited), and in the case of a Service Affiliate providing Metabolic Measurement Services, not re-sell the Products;

  (xx)  Secure and maintain, in the name of HealtheTech and Distributor any and all registrations, permits, licenses, approval, and other governmental actions required to import handle, market, sell, demonstrate, use and distribute Products in the Territories, provide to HealtheTech quarterly progress report's on any such action, and promptly provide HealtheTech copies of all registrations, permits, licenses, approvals, certificates, correspondence and other documentation related to any such action.

  (xxi)  Provide to HealtheTech all information, documents and other assistance required by HealtheTech to obtain U.S. export approvals, if any, required to import, handle, market, sell, demonstrate, use and distribute Product in Territories.

 (xxii)  Conduct its business, including, but not limited to the obligations set forth herein, in a professional and lawful manner.

(xxiii)  if Distributor appoints any Service Affiliates, sub-distributors, dealers, retailers or other non-employee representatives in accordance with Paragraph 2.1, Distributor hereby acknowledges that HealtheTech shall have the right to communicate directly with said Service Affiliate, sub-distributor, dealer, retailer, or other non-employee representative on all issues related to distribution of the Product in the Territories or any issues arising directly or indirectly from the distribution of said products.

 (xxiv)  Distributor shall contact HealtheTech, in writing, of its interest or intent to sponsor a clinical study that includes any Product, and allow HealtheTech to provide input, guidance and advice concerning the use of Product in the clinical study, specifically to include the establishment of any protocol or other technical matter related to the Product.

QuickLinks

MICROLIFE—HEALTHETECH INTERNATIONAL DISTRIBUTION AGREEMENT
RECITALS
EXHIBIT A PRODUCT LIST
EXHIBIT B SALES TARGETS
EXHIBIT C TERRITORIES AND MARKETS
EXHIBIT D TRADEMARKS
EXHIBIT E PRICE LIST (all prices are Distributor prices in U.S. Dollars)
EXHIBIT F DISTRIBUTOR OBLIGATIONS